Exhibit H(27)

Form of

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company (the “Manager”), and MML Series Investment Fund, a Massachusetts business trust (the “Trust”), effective as of the 31st day of December, 2013.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MML International Equity Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Fund and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreement;

NOW THEREFORE, the Trust and the Manager hereby agree as follows and this agreement can only be terminated by mutual consent of the Board of Trustees on behalf of a Fund and the Manager:

1.	Expense Limitation

(a)	The Manager agrees to cap the fees and expenses of the MML International Equity Fund (other than extraordinary litigation and legal expenses, Acquired Fund fees and expenses, interest expense, short sale dividend and loan expense, or other non-recurring or unusual expenses such as, for example, organizational expenses and shareholder meeting expenses) through April 30, 2015, to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed 1.00% and 1.25% for Class II and Service Class I shares, respectively.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 31st day of December, 2013.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:
Eric Wietsma, Senior Vice President

MML SERIES INVESTMENT FUND on behalf of the MML International Equity Fund

By:
Nicholas Palmerino, CFO and Treasurer